Exhibit 99.1

FOR IMMEDIATE RELEASE

Vera Therapeutics Reports Third Quarter 2021 Financial Results and Provides Corporate Update

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Company makes ongoing progress in several areas evaluating atacicept, its lead product candidate

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Phase 2a JANUS clinical trial showed atacicept administered subcutaneously once weekly demonstrated a durable and substantial reduction in serum galactose-deficient IgA1 (Gd-IgA1) in a dose-dependent manner up to 72 weeks in patients with IgA nephropathy

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Vera reported approximately $86.2 million in cash and cash equivalents as of September 30, 2021

SOUTH SAN FRANCISCO, Calif.,November 10,2021 – Vera Therapeutics, Inc. (Nasdaq: VERA), a clinical-stage biotechnology company focused on developing treatments for immunological diseases that improve patients’ lives, today reported its business highlights and financial results for the quarter ending September 30, 2021, and provided a corporate update.

“Vera’s third-quarter highlights show continued progress on our business objectives. We remain well-positioned as we continue to advance the clinical program for atacicept, evaluating its potential for patients who suffer from the devastating effects of kidney disease and are lacking effective treatment options,” said Marshall Fordyce, MD, founder and CEO of Vera Therapeutics. “We are pleased by the analysis of our Phase 2a study demonstrating atacicept 75mg reduces Gd-IgA1 to the lowest risk quartile. We continue to make progress enrolling our ongoing Phase 2b ORIGIN study of atacicept in patients with IgA nephropathy – a study powered for proteinuria, and designed to demonstrate atacicept as the first disease-modifying therapy for this indication. We also look forward to the response from the FDA in the fourth quarter of 2021 on our proposed clinical development strategy for atacicept to treat lupus nephritis.”

Third Quarter and Recent Business Highlights

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Phase 2a JANUS clinical trial data presented at American Society of Nephrology’s 2021 Kidney Week showed that atacicept, administered subcutaneously once weekly, demonstrated a substantial reduction in serum galactose-deficient IgA1 (Gd-IgA1) in a dose-dependent manner that was durable through 72 weeks in patients with IgA nephropathy (IgAN). New analysis of these results initially divided JANUS patients into four equal groups according to the quartiles of serum Gd-IgA1 distribution at baseline. Quartile level was then assessed at each timepoint. This additional analysis showed that atacicept decreased serum Gd-IgA1 levels by up to two quartiles. The largest effect was seen in the atacicept 75mg arm where after 24 weeks all study patients had reductions in serum Gd-IgA1 to the lowest risk quartiles, which is associated with the most favorable renal survival.
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Similar results were reported in Vera’s key opinion leader (KOL) webinar – featuring Dr. Richard Lafayette of Stanford University Medical Center and Dr. Jonathan Barratt of the University of Leicester – who discussed the rationale for targeting dual inhibition of APRIL/BlyS and the potential of atacicept as a disease-modifying treatment option. The webinar reported that a 75mg atacicept dose lowered serum Gd-IgA1 levels by 60 percent compared to baseline – the largest reduction demonstrated in a randomized placebo- controlled study by an investigational compound in development for IgAN.
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Vera also reported ongoing progress in the Phase 2b ORIGIN study evaluating the safety and efficacy of atacicept in patients with IgAN who continue to have persistent proteinuria and remain at high risk of disease progression.

“Research has shown that higher levels of Gd-IgA1 are associated with increased risk of end-stage renal disease or death. The new analysis from the Phase 2a JANUS clinical trial presented at Kidney Week 2021 showed that atacicept substantially reduced Gd-IgA1. We are optimistic for even greater efficacy and durability from the 150mg dose of atacicept in the ORIGIN study and look forward to providing initial results from the ORIGIN trial in the fourth quarter of 2022,” added Dr. Fordyce.

Financial Results for the Quarter Ended September 30, 2021

For the three months ended September 30, 2021, the company reported a net loss of $7.6 million, or a net loss per diluted share of $0.36, compared to a net loss of $4.5 million, or a net loss per diluted share of $13.68, for the same period last year. Outstanding shares of redeemable convertible preferred stock were excluded from the computation of net loss per diluted share for periods prior to the conversion of those shares to common stock in May 2021.

During the nine months ended September 30, 2021, net cash used in operating activities was $17.3 million, compared to $7.4 million for the same period last year.

Vera reported approximately $86.2 million in cash and cash equivalents as of September 30, 2021.

About Atacicept

Atacicept is a novel, disease-modifying fully humanized fusion protein that is a dual inhibitor of the cytokines B lymphocyte stimulator (BLyS) and a proliferation-inducing ligand (APRIL). These cytokines are members of the tumor necrosis factor family that promote B-cell survival and autoantibody production associated with immunologic diseases, including IgA nephropathy (IgAN), also known as Berger’s disease, and systemic lupus erythematosus. Vera believes that atacicept has the potential to be the best-in-class and the leading B cell-targeted therapy for IgAN. Atacicept has been well tolerated and has been used in clinical trials of more than 1,500 patients to date. In a clinical trial of IgAN patients, data show atacicept is the first known molecule to substantially reduce galactose-deficient immunoglobulin A (Gd-IgA1).

About Vera

Vera Therapeutics is a clinical-stage biotechnology company focused on developing treatments for serious immunological diseases. Vera’s mission is to advance treatments that target the source of immunologic diseases in order to change the standard of care for patients. Vera’s lead product candidate is atacicept, a fusion protein self-administered as a subcutaneous injection once weekly that blocks both B lymphocyte stimulator (BLyS) and a proliferation-inducing ligand (APRIL), which stimulate B cells and plasma cells to produce autoantibodies contributing to certain autoimmune diseases, including IgA nephropathy (IgAN). For more information, please visit www.veratx.com.

Forward-Looking Statements

Statements contained in this press release regarding matters that are not historical facts are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements include statements regarding, among other things, the clinical development and regulatory review process of atacicept and the timing of results from the ORIGIN trial. Because such statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Words such as “plans,” “will”, “anticipates,” “goal,” “potential” and similar expressions are intended to identify forward-looking statements. These forward-looking statements are based upon Vera’s current expectations and involve assumptions that may never materialize or may prove to be incorrect. Actual results could differ materially from those anticipated in such forward-looking statements as a result of various risks and uncertainties, which include, without limitation, risks and uncertainties associated with Vera’s business in general, the impact of the COVID-19 pandemic, and the other risks described in Vera’s filings with the Securities and Exchange Commission. All forward-looking statements contained in this press release speak only as of the date on which they were made and are based on management’s assumptions and estimates as of such date. Vera undertakes no obligation to update such statements to reflect events that occur or circumstances that exist after the date on which they were made, except as required by law.

Contacts

Investor Contact:

IR@veratx.com

Media Contact:

Greig Communications, Inc.

Kathy Vincent

(310) 403-8951

kathy@greigcommunications.com

VERA THERAPEUTICS, INC.

Unaudited Condensed Statements of Operations and Comprehensive Loss

(in thousands, except share and per share amounts)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2021	2020	2021	2020
Operating expenses:
Research and development	$3,564	$1,969	$9,731	$5,362
General and administrative	3,688	652	8,086	2,903
Restructuring Costs	-	1,416	-	1,416
Total operating expenses	7,252	4,037	17,817	9,681
Loss from operations	(7,252)	(4,037)	(17,817)	(9,681)
Total other income (expense), net	(359)	(423)	2,055	(857)
Net loss and comprehensive loss	$(7,611)	$(4,460)	$(15,762)	$(10,538)
Net loss per share attributable to common stockholders, basic and diluted	$(0.36)	$(13.68)	$(1.46)	$(32.64)
Weighted-average shares used in computing net loss per share attributable to common stockholders, basic and diluted	21,265,519	325,985	10,793,436	322,811

VERA THERAPEUTICS, INC.

Unaudited Balance Sheets

(in thousands)

	September 30,	December 31,
	2021	2020
Assets
Current assets:
Cash and cash equivalents	$86,191	$53,654
Restricted cash, current	-	50
Prepaid expenses and other current assets	3,569	557
Total current assets	89,760	54,261
Restricted cash, noncurrent	293	293
Non-marketable equity securities	1,114	-
Total assets	$91,167	$54,554

Liabilities, redeemable convertible preferred stock and stockholders' equity (deficit)
Current liabilities:
Accounts payable	$964	$909
Restructuring liability, current	367	962
Accrued expenses and other current liabilities	2,711	535
Total current liabilities	4,042	2,406
Restructuring liability, noncurrent	1,362	1,634
Accrued and other noncurrent liabilities	286	286
Total liabilities	5,690	4,326
Redeemable convertible preferred stock	-	139,576
Stockholders' equity (deficit)
Common stock	21	-
Additional paid-in-capital	192,665	2,099
Accumulated deficit	(107,209)	(91,447)
Total stockholders' equity (deficit)	85,477	(89,348)
Total liabilities, redeemable convertible preferred stock and stockholders' equity (deficit)	$91,167	$54,554

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